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                                                                    Exhibit 10.2

CONFIDENTIAL

                                  July 30, 2001


Jupiter Media Metrix, Inc.
21 Astor Place
New York, New York 10003

Ladies and Gentlemen:

                I am pleased to offer to provide to Jupiter Media Metrix, Inc. (the "Company") a $25,000,000 letter of credit (the "LOC") under the terms and subject to the conditions described in the attached Terms and Conditions (the "Terms and Conditions"). It is intended that the LOC will provide credit support for the Company if it decides to obtain third party debt financing.

                My commitment to make this letter of credit available to the Company is subject to the negotiation, execution and delivery of a definitive letter of credit, in form and substance satisfactory to me.

                The Company agrees that this letter and the transactions described in the Terms and Conditions are confidential, and it shall not disclose any of the terms of such transactions to any other person or entity ("Person") without my prior written consent, except that the Company may disclose this letter to the Company's employees, attorneys or accountants or as may be required by law or any court or any regulatory body having jurisdiction over it.

                Whether or not the transactions contemplated hereby are consummated, the Company agrees (i) to pay on demand all my reasonable costs and expenses and the fees and disbursements of my counsel incurred in connection with this letter and the matters related thereto and the negotiation, documentation and closing of the transactions contemplated hereby; and (ii) to indemnify me, and my agents, counsel and other advisors against, and hold such Persons harmless from, any and all losses, costs, damages (whether general, punitive or otherwise), liabilities, indebtedness, claims, causes of action, judgments, court costs and legal or other expenses, including fees and disbursements of separate counsel selected by any such Person to represent any such Person, which such Persons may suffer or incur in any way relating to or arising out of the transactions contemplated hereby or the proposed use of the proceeds of the transaction. The foregoing obligations of the Company shall survive the termination of this letter as provided below or the consummation of the transactions contemplated hereby, as the case may be. Should any amount required to be paid pursuant to this paragraph not be paid on demand, interest shall accrue thereon at ten percent (10%) per annum (360-day year, actual days elapsed).

                This commitment letter shall be governed by and construed in accordance with the laws of the State of New York.

                This commitment letter, together with the Terms and Conditions, contains the entire and exclusive agreement of the parties with reference to the matters discussed herein and



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                                                                          Page 2


therein and supersedes all prior drafts, communications, discussions and understandings, oral or written, with respect thereto.

                This commitment is intended solely for the Company's benefit and shall not be for the benefit of any other Person. The description of terms set forth in the Terms and Conditions does not purport to, nor shall it be construed as an attempt to, define all of the terms, conditions, covenants, representations, warranties, events of default and other provisions usual and customary in transactions of this type which may be contained in definitive legal documentation for the transaction. Rather, it is intended only to outline basic points of business understanding around which the legal documentation may be structured.

                Please indicate the Company's acceptance of this commitment and its agreement to the above provisions by causing this letter to be signed on behalf of the Company in the place provided below and returning a copy of this commitment letter so executed to me, whereupon this commitment letter shall become a binding agreement between the Company and me subject to the terms and conditions set forth herein and the Terms and Conditions. Even if this commitment is accepted by the Company, such commitment shall expire upon the earlier of (i) the close of business in New York, New York on July 31, 2002 or
(ii) a Change of Control (as defined in the Terms and Conditions), if a definitive letter of credit satisfactory to me has not been executed prior to such time.



                                        Very truly yours,



                                        /s/ Tod Johnson
                                        ----------------------------------
                                        Tod Johnson



Agreed and Accepted:
-------------------

JUPITER MEDIA METRIX, INC.

By  /s/ Robert Becker
    ---------------------------------
    Title: Chief Executive Officer

Date: July 30, 2001




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                           JUPITER MEDIA METRIX, INC.


                         PROPOSED TERMS AND CONDITIONS*


ISSUER:                         Morgan Guaranty Trust Company of New York

BENEFICIARY:                    Jupiter Media Metrix, Inc. (the "Company")

AMOUNT:                         $25,000,000

COMMITMENT EXPIRATION DATE:     The earlier of (i) July 31, 2002 or (ii) a sale,
                                merger or other business combination in one or a series of transactions resulting in a third party acquiring 50% or more of the Company's voting stock or assets ("Change of Control").

TERM OF LETTER OF CREDIT:       The letter of credit will terminate upon the
                                earlier of (i) one year from the date of issuance or (ii) a Change of Control.

PURPOSE OF LETTER OF CREDIT:    To provide credit support for borrowing from a
                                third party lender.

LOAN DOCUMENTS:                 Loan documents between the Company and an
                                institutional lender ("Loan Documents") shall be subject to the approval of Mr. Johnson.




---------------------------

        * These Proposed Terms and Conditions are subject to the provisions of an accompanying letter agreement dated July 30, 2001.



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LETTER OF CREDIT FEES:          During the term of the letter of credit, the
                                Company will, on a quarterly basis in arrears, either (i) pay to Mr. Johnson an amount in cash equal to .25% of the amount of the letter of credit or (ii) issue warrants to Mr. Johnson to purchase 125,000 shares of Common Stock of the Company. At each quarterly interval, the Company may pay cash or issue warrants at its option. The warrants would have an exercise price of $.01 per share and a term of 5 years from the date of issuance. The Warrants would also be entitled to registration rights.

                                The Company shall pay all fees and expenses incurred by Mr. Johnson in connection with the letter of credit, including any issuance fees and commission charges.

                                In the event of a drawdown on the Letter of Credit, interest will accrue at the default interest rate set forth in the Loan Documents.

REIMBURSEMENT:                  Mr. Johnson shall be reimbursed for all
                                reasonable costs and expenses incurred in connection with this letter.

CONDITIONS PRECEDENT TO         Drawdowns may only occur upon the occurrence of
DRAWDOWNS:                      an Event of Default under the Loan Documents.

COLLATERAL:                     Mr. Johnson to receive an assignment of all
                                collateral held by the Lender in the event of a drawdown of the letter of credit by the Lender.
                                The Loan Documents will provide that Mr. Johnson be subrogated to the rights of the Lender upon an event of default under the Loan Documents.

GOVERNING LAW:                  New York